Exhibit 99.1

UTSTARCOM COMMENCES NOTEHOLDER CONSENT SOLICITATION

ALAMEDA, CA, Dec. 22, 2006—UTStarcom, Inc. (NASDAQ: UTSI) today announced that it is soliciting consents from the holders of its 7/8% convertible subordinated notes due 2008 (CUSIP Nos. 918076AA8 and 918076AB6). UTStarcom is seeking consents to proposed amendments of certain provisions of the indenture pursuant to which the notes were issued and a waiver of rights to pursue remedies available under the indenture with respect to certain defaults thereunder. The consent solicitation is expected to expire at 5:00 p.m., New York City time, on Friday, Jan. 5, 2007, unless extended to a later time or date or terminated early (the “Expiration Date”).

As previously disclosed, UTStarcom has not yet filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. The trustee contends that the delay in filing constitutes a default under the indenture and has given UTStarcom a notice of default. UTStarcom believes that the notice of default is invalid and without merit, in part, because the indenture does not specify a time period within which UTStarcom must file its report with the SEC. However, for the time being, UTStarcom has determined to solicit consents to proposed amendments to the indenture that would give UTStarcom until Thursday, May 31, 2007, to become current in its reporting obligations and a waiver of rights to pursue remedies available under the indenture with respect to any default caused by its delay in filing SEC reports or by its failure to deliver certain compliance certificates to the trustee concerning its compliance with the provisions of the indenture.

Holders of record as of 5:00 p.m., New York City time, on December 21, 2006, who validly deliver and do not revoke their consents prior to the Expiration Date, will receive a consent fee of $5,492,000 divided pro rata among all consenting noteholders.

The effectiveness of the proposed amendments and waiver and the payment of the consent fee is subject to the receipt of valid consents that are not revoked in respect of at least a majority of the aggregate principal amount outstanding of the notes. Holders of the notes may revoke their consents at any time before the proposed amendments and waiver become effective, but upon receipt by UTStarcom of the consents of a majority of holders of the notes and evidence of such receipt provided to the trustee the waiver will become effective, a supplemental indenture setting forth the amendments will be executed and consents may no longer be revoked unless UTStarcom fails to pay holders the consent fee.

Citigroup Global Markets Inc. is serving as the solicitation agent for the consent solicitation. Questions regarding the consent solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106. The information agent for the consent solicitation is Global Bondholder Services Corporation. Requests for copies of the Consent Solicitation Statement and related documents may be directed to Global Bondholder Services Corporation at (866) 794-2200 (toll- free) or (212) 430-3774.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the notes nor is this announcement an offer to sell or a solicitation of an offer to purchase new securities. The consent solicitation is made solely by means of the Consent Solicitation Statement dated December 22, 2006, and the related Consent Form.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, Canada, China, Korea and India. UTStarcom is a FORTUNE 1000 company

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This press release includes statements that disclose UTStarcom’s or management’s intentions, expectations or predictions of the future, including statements about claims of default with respect to UTStarcom’s notes and potential consequences, and these statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. UTStarcom cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made. In addition, potential risks and uncertainties include, among other things: (1) the results of the review of UTStarcom’s historical stock-based compensation practices and the related potential accounting impact; (2) the timing of the completion of such review by the special committee of UTStarcom’s Board of Directors and the independent outside legal counsel engaged by the committee  to conduct the review; (3) any potential restatement and filing of previously issued financial statements and assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting; (4) the review and filing of UTStarcom’s Form 10-Q for the fiscal quarter ended September 30, 2006; (5) the possibility that the occurrence of an event of default under the indenture could cause acceleration of repayment of the entire principal amounts and accrued interest on the notes; (6) the possibility that the NASDAQ Listing Qualifications Panel may not grant UTStarcom’s request for an extension to regain compliance with NASDAQ listing qualifications or UTStarcom’s failure to regain compliance within any extension period that is granted, in which case UTStarcom’s common stock would be delisted from The NASDAQ Stock Market; (7) any adverse results of lawsuits or governmental inquiries; and (8) additional risks and uncertainties and important factors described in UTStarcom’s filings with the SEC, including our most recent annual report on Form 10-K. There can be no assurance that the outcome of the review by UTStarcom’s special committee of UTStarcom’s past stock-based compensation practices and the related potential accounting impact will not result in a restatement of financial results provided by the company for any historical period. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

Company Contact

Andy Tennille
Senior Manager, Public Relations
UTStarcom, Inc.
(510) 814-4421
andy.tennille@utstar.com

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